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                                                                   Exhibit 10.34

                                    ADDENDUM

                    TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT


       This ADDENDUM TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this "Addendum") is effective November 1, 1999 between Jackson HMA, Inc. dba Central Mississippi Medical Center, a for profit Mississippi Corporation ("Medical Center"), and GK Financing, LLC, a California limited liability company ("GKF").

                                    RECITALS

       WHEREAS, on November 1, 1999, GKF and Medical Center executed a Lease Agreement for a Gamma Knife Unit (the "Original Lease");

       WHEREAS, the parties desire to amend the terms and provisions of the Original Lease as set forth herein.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

       1. DEFINED TERMS. Unless otherwise defined herein, the capitalized terms used herein shall have the same meaning set forth in the Original Lease.

       2. PREVIOUS MODIFICATIONS TO THE ORIGINAL LEASE. The manual insertions/deletions/cross-outs made prior to this date on the Original Lease and not counter-signed by GKF are null and void and non-binding on the Medical Center and GKF. Said insertions/deletions/cross-outs, which are non-binding, are in Sections 1, 5, 9 and 19.

       3. EVENTS OF DEFAULT BY GKF.

              3.1 The following Sections are added to the Original Lease:

                     3.1.1 GKF shall fail to observe or perform any of its covenants, duties or obligations arising under this Agreement and such failure shall continue for a period of thirty (30) days after written notice thereof is given by Medical Center to GKF; however, if GKF cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, GKF commences to cure the default during the initial thirty (30) day period and GKF diligently completes the cure as soon as reasonably possible following the end of the thirty (30) day period, such default shall not constitute an Event of Default.


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                     3.1.2 GKF ceases doing business as a going concern, makes
an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

                     3.1.3 Within sixty (60) days after the commencement of any proceedings against GKF seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without GKF's consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

              3.2 Upon the occurrence of an Event of Default involving GKF, Medical Center may at its option do any or all of the following:

                     3.2.1 By written notice to GKF, immediately terminate this Agreement as to the Equipment and, in such event, GKF shall remove the Equipment at GKF's sole cost and expense or, in the absence of removal by GKF within a reasonable period of time after a written request therefor, Medical Center may remove the Equipment with all due care and store the Equipment at GKF's sole cost and expense.

                     3.2.2 Seek to recover from GKF such loss as may be realized by Medical Center in the ordinary course of events as a result of the Event of Default.

              3.3 GKF shall in any event remain fully liable for reasonable damages as provided by law and for all costs and expenses incurred by Medical Center on account of such default, including but not limited to, all court costs and reasonable attorneys' fees. However, notwithstanding anything to the contrary set forth in this Agreement, GKF shall not in any manner be or become liable to Medical Center for any consequential or incidental damages that may be suffered by Medical Center which arise out of or result from the Event of Default or any breach by GKF of this Agreement. The rights and remedies afforded Medical Center under this Agreement shall be deemed cumulative and not exclusive and shall be in addition to any other rights or remedies to GKF provided by law or in equity.

              3.4 Notwithstanding the occurrence of an Event of Default with respect to GKF (including any claim which would otherwise be in the nature of a set-off), Medical Center shall fully perform and pay its obligations hereunder (including payment of all rent). Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or applicable law following an Event of Default, Medical Center shall, without


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further request or demand, pay to GKF all rent payments and other sums owing under this Agreement when and as due.

       4. INDEMNIFICATION.

              4.1 Medical Center's Indemnity Agreement. Subject to provisions of this Agreement, Medical Center, for itself and its successors and assigns, hereby indemnifies and holds GKF harmless from and against any loss, cost or expense (including reasonable attorneys' fees) arising out of or relating in any manner to the failure of Medical Center to properly perform any of its obligations to be performed under the terms of this Agreement.

              4.2 GKF's Indemnity Agreement. Subject to provisions of this agreement, GKF, for itself and its successors and assigns, hereby indemnifies and holds Medical Center harmless from and against any loss, cost or expense (including reasonable attorneys' fees) arising out of or relating in any manner to the failure of GKF to properly perform any of its obligations to be performed under the terms of this Agreement.

       5. FULL FORCE AND EFFECT. Except as otherwise amended hereby or provided herein, all of the terms and provisions of the Original Lease shall remain in full force and effect.


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       IN WITNESS WHEREOF, the parties have executed this Addendum effective as of the date first written above.

               "MEDICAL CENTER"     Jackson HMA, Inc. dba
                                    Central Mississippi Medical Center



               BY:                  /s/ Jay R. Finnegan
                                    -------------------



               "GKF"                GK Financing, LLC



               BY:                  /s/ Craig K. Tagawa
                                    -------------------
                                    Craig K. Tagawa, Chief Executive Officer